 1
Exhibit 10.23
AGREEMENT
     This Agreement is entered into between Baxter Healthcare Corporation and its affiliates (collectively, “the Company”) and Joy Amundson (“Employee”) arising out of Employee’s employment with, and mutual separation from, the Company. It is effective as of the date Employee signs this Agreement, subject to the expiration of any applicable revocation period.
     1. Separation Date: Through mutual discussion and agreement between the parties, Employee’s employment with the Company ends on October 15, 2010 (“Separation Date”). Employee also hereby resigns from all offices and directorships that she may hold with the Company, its subsidiaries or affiliates, effective as of October 7, 2010.
     2. Payment for Work Performed: Employee will be paid up through and including the Separation Date for all work performed on regularly scheduled pay dates at her current base salary ($600,000) less all appropriate withholdings. The Company also will pay Employee for all earned, unused vacation days, which shall be paid on the next regularly scheduled payday following the Separation Date or sooner, if required by law. Employee acknowledges and agrees that upon payment of these amounts, she has been paid for all work performed, including all salary, bonuses, OICP, and any earned, unused vacation due to Employee up through and including the Separation Date. Employee agrees that she is entitled to no other payments whatsoever arising out of her employment with, or termination from, the Company unless otherwise expressly set forth herein.
     3. General Benefits Information: Employee understands and agrees that:
          a. she shall receive information from the Baxter Employee Benefits Center (“BEBC”) (telephone number 1-877-BAX-HR4U) regarding the ability to continue medical benefits, if any. In this regard, Employee may elect, in accordance with federal law (“COBRA”), to continue Company medical and dental benefits for up to 18 months following the Separation Date;
          b. her future participation, if any, in the Company’s Employee Stock Purchase Plan ceases on the Separation Date. Further information may be obtained by calling the HR Center at 1-877-BAX-HR4U;
          c. her vested, accrued benefits in the Incentive Investment Plan, and any other applicable benefit plans and policies, if any, will be administered in accordance with the terms of those plans;
          d. her stock options, restricted stock units, and performance share units, if any, will be allowed to vest or forfeit according to their terms and based on Employee’s Separation Date except as specifically set forth in Paragraph 4 below.

Further information may be obtained by contacting UBS through the 1-877-BAX-HR4U line; and
          e. to preserve any rights and/or to make various elections under the Company’s Flexible Benefits Program and Pension Plan, Employee must complete any and all requisite forms sent by BEBC. Elections under the Incentive Investment Plan must be made by calling ING through the 1-877-BAX-HR4U line.
Employee further understands and agrees that the Company is not providing, and does not intend to provide, any legal advice concerning Employee’s benefits or continuation thereof.
     4. Company’s Promises: In exchange for Employee’s promises set forth herein and provided Employee has executed this Agreement, has not revoked her acceptance within the time allowed under Paragraph 10d below, and has complied with all other obligations of this Agreement including but not limited to Paragraph 5, the Company agrees:
          a. that Employee shall remain eligible until December 31, 2010, to continue to vest solely in the grant of 19,200 performance share units made to Employee in 2008, pursuant to the Company Equity Plan adopted as of March 5, 2008, including any payout applicable to other participants in the Plan;
          b. that, to recognize her performance and contributions in 2010, Employee shall receive a lump sum bonus in the amount of $285,000 less all appropriate withholdings. Such payment shall be made within thirty (30) days following Employee’s execution, and expiry of the revocation period set forth in Paragraph 10d, of this Agreement;
          c. that the Company shall pay, or reimburse to Employee, $1000, less all appropriate withholdings, of the Employee’s monthly COBRA costs for the first six months of Employee’s COBRA coverage, provided Employee elects COBRA coverage and pays the applicable premium. Such monthly payments or reimbursements in the aggregate shall not exceed $6,000, less all appropriate withholdings;
          d. that Employee shall continue to receive her base pay from October 16, 2010 through December 31, 2010 on regularly scheduled pay dates less all appropriate withholdings;
          e. that Employee shall receive a separation payment of $97,500 per month (which reflects current base salary and target bonus but which shall not affect the Separation Date), less all appropriate withholdings, payable monthly for a period of 18 months commencing January 31, 2011 and continuing through June 30, 2012, for an aggregate payment not to exceed $1,755,000, less all appropriate withholdings, provided that each such monthly payment shall be contingent upon Employee’s satisfying Employee’s promises and agreements as provided in Paragraph 5 below; and

          f. that Employee shall receive $50,000, less all appropriate withholdings, for outplacement. Such payment shall be made within thirty (30) days following Employee’s execution, and expiry of the revocation period set forth in Paragraph 10d, of this Agreement.
The parties intend that this Agreement and the benefits provided hereunder be interpreted and construed to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent applicable thereto. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall be interpreted and construed consistent with this intent, provided that the Company shall not be required to assume any increased economic burden in connection therewith. Although the Company intends to administer this Agreement so that it will comply with the requirements of Code Section 409A, to the extent applicable thereto, the Company does not represent or warrant that this Agreement will comply with Code Section 409A or any other provision of federal, state, local, or non-United States law. Neither the Company, its subsidiaries or its affiliates, nor their respective directors, officers, employees or advisers shall be liable to Employee (or any other individual claiming a benefit through Employee) for any tax, interest, or penalties Employee may owe as a result of compensation paid under this Agreement, and the Company and its subsidiaries and affiliates shall have no obligation to indemnify or otherwise protect Employee from the obligation to pay any taxes pursuant to Code Section 409A. For purposes of the foregoing, Employee’s termination of employment on the Separation Date is intended to mean a termination of employment that constitutes a “separation from service” as such term is defined under Code Section 409A. For purposes of Code Section 409A, each separately identified amount to which Employee is entitled shall be treated as a separate payment, and any installment payments hereunder shall be treated as a right to a series of separate payments.
     5. Employee’s Promises: In exchange for the payments and benefits provided in Paragraph 4, which Employee acknowledges are of value and in excess of anything to which she would be entitled under Company policy or practice, Employee (including Employee’s heirs, assigns, executors, administrators and anyone claiming for or on Employee’s behalf):
          a. promises and agrees to release and waive Employee’s right to assert, raise, file, or participate as a class member in any claims against the Company or other Released Parties which have arisen up to and including the date of this Agreement. (“Released Parties” means the Company and its parents, subsidiaries, affiliates, and assigns, plus all of its and their executives, officers, directors, attorneys, employees, agents, and employee benefit plans, plus related companies.) This waiver and release includes but is not limited to: (i) any and all claims alleging unlawful discrimination, harassment, or retaliation based on any protected category under federal, state or local laws, including but not limited to any claims under the Age Discrimination in Employment Act, as amended by the Older Workers’ Benefit Protection Act; (ii) any and all other tort or contract claims whether seeking compensatory, punitive, legal or equitable damages, attorneys’ fees and/or costs of any kind, including, but not limited to, claims for wrongful or retaliatory discharge, breach of contract or public policy, defamation, libel, slander, invasion or breach of privacy, intentional and/or negligent infliction of emotional distress, “whistleblower” retaliation claims, or personal injury; and (iii) any other claim whatsoever up through and including the date Employee signs this Agreement and whether currently known or unknown unless a waiver and release of such claim is expressly prohibited by law (collectively the “Waived and Released Claims”). This means Employee is voluntarily giving up the right to assert, raise, or file any of the Waived and Released Claims against the Company and that the Company shall have an affirmative defense to any such claim, if asserted, raised or filed;
          b. promises and agrees to not accept any money as a result of her filing of any charge against the Company with any federal, state, or administrative agency and to not accept any money as a result of any third party filing of any such charge against the Company;
          c. promises and agrees to “covenant not to sue” the Company (or any other Released Party) for, or based on, any Waived and Released Claim set forth in section “a” of this Paragraph. The covenant not to sue is different from and in addition to the waiver and release set forth in section “a” of this Paragraph. The covenant means Employee is promising not to file a lawsuit in any forum (by way of example, in court or arbitration) concerning any of the Waived and Released Claims. However, this covenant not to sue does not apply to a lawsuit to enforce the terms of this Agreement. This covenant not to sue also does not apply to a lawsuit to challenge the validity of this Agreement under the Age Discrimination in Employment Act, as amended by the Older Workers’ Benefit Protection Act. If Employee sues in violation of this covenant not to sue, Employee will be liable to the Released Party for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. Alternatively, if Employee sues in violation of this Paragraph 5c, the Released Party can require Employee to return all but $2500 of the money and other benefits paid to Employee pursuant to this Agreement. In that event, the Company shall be excused from making any payments or continuing any benefits otherwise owed to Employee under this Agreement. The $2500 shall serve as consideration for enforcement of all provisions of this Agreement, which shall remain in effect and enforceable to the extent permitted by law;
          d. promises and agrees to return all Company property (by way of example this includes, but is not limited to, key cards, badges, computers, laptops handheld computer devices, cell phones, credit cards, files, documents, data, disks, flash drives (including IronKey), building/parking passes) on or before Employee’s Separation Date;
          e. promises and agrees not to defame, disparage libel or slander the Company, or any of its officers, executives, or directors (the “Non-Disparagement Provision”);

          f. understands, acknowledges and agrees that the Company has a protected interest in the goodwill of its confidential and proprietary information and competitive advantage. Employee further understands, acknowledges and agrees that given Employee’s role as the Company’s Corporate Vice President, President — BioScience and her role on the Operations Committee and her access to information known only at the highest level of the Corporation, Employee possesses significant knowledge and information concerning, inter alia, the Company’s processes, financial, marketing and sales plans, short and long term strategies, key personnel, finances, and research and development and manufacturing for all three business units (BioScience, Medication Delivery, and Renal) and, in particular, the BioScience business, both within the United States and internationally. Accordingly, Employee specifically promises and agrees:
i.	not to disclose, use, or share with any third party any confidential, non-public information of the Company that Employee acquired during the course of her employment with the Company without the prior written consent of the Chief Executive Officer of the Company (the “Non-Disclosure Provision”);

ii.	that through June 30, 2012 (which period corresponds to the promised payments to Employee in Paragraph 4 above), Employee will not, directly or indirectly, be employed by or render any services to (whether as an employee, consultant, advisor, contractor, owner or otherwise) any person(s), company(ies), corporation(s), private equity group(s), venture capital firm(s), or any other entity or third party whatsoever: (1) that are engaged in, or plan to engage in, any healthcare business that is competitive with the Company’s BioScience business, including but not limited to BioTherapeutics (immunoglobulins, pulmonogy and critical care therapies), hemophilia treatment (plasma proteins and recombinants), regenerative medicine and/or vaccines; (2) that are engaged in, or plan to engage in any healthcare related research and development, manufacture, marketing and/or sales that involve any of the products or process that were in research and/or development, manufactured, marketed and/or sold by the Company between Employee’s August 9, 2004 date of hire and her Separation Date; and (3) that are set forth on the attached Exhibit A, which Employee specifically acknowledges and agrees are, without limitation, direct competitors of the Company (collectively, the “Non-Competition Provision”).

iii.	that through June 30, 2012 (which period corresponds to the promised payments to Employee in Paragraph 4 above), Employee shall not hire or solicit, or attempt to solicit, or encourage any Company employee to leave the Company’s employ and shall not assist any third party in hiring or soliciting or encouraging any Company employee to leave the Company’s employ or become employed elsewhere. This restriction specifically shall include, but not be limited to, providing information about any current Company employee (e.g., name, contact information, skills, experience) to any recruiter, retained search firm, or any other third-party or person or entity for purposes of hiring that employee or soliciting or encouraging that employee to leave the Company or to be recruited or employed elsewhere, provided however, that this provision shall not prohibit Employee from solely acting as a reference for a person who may be pursuing employment with a third party not connected to Employee or any entity with whom Employee may be employed or affiliated (the “Non-Solicitation Provision”).
To ensure compliance with this Non-Competition Provision, the Non-Disclosure Provision, the Non-Disparagement Provision, the Non-Solicitation Provision and the other Employee promises set forth in this Agreement, Employee agrees that from now until June 30, 2012, prior to accepting any offer or rendering any services to any third party engaged in any healthcare business, Employee shall disclose, in writing, the name of that third party and the nature of the offer or services to be rendered to the Company’s Chief Executive Officer to ensure that acceptance of such offer or rendering of such services would not violate any such provisions of the Agreement. Employee shall obtain written approval from the Chief Executive Officer prior to accepting such offer or rendering such services. The Company agrees that the Chief Executive Officer shall not unreasonably withhold approval and shall provide such approval in writing within fifteen (15) days of receipt of Employee’s written disclosure, if such approval will not cause Employee to violate this Agreement and if Employee has complied to date with Employee’s promises set forth in this Agreement, including, but not limited to, the Non Competition, Non-Disclosure, Non-Solicitation and Non-Disparagement Provisions;
          g. promises and agrees to cooperate as reasonably necessary in any litigation, claim, investigation, or subpoena involving or relating to the Company for which Employee may, due to her prior employment as Corporate Vice President, President-BioScience, have knowledge. This shall include Employee being available to meet with the Company’s legal representatives and appearing to testify as a witness in administrative or court proceedings or in depositions provided that the Company shall make reasonable efforts to schedule any such meetings or appearances at mutually agreeable times and locations. Employee acknowledges that in the course of her employment, she may have received attorney-client communications and attorney work product and confidential and proprietary information. So that the Company has an adequate opportunity to protect this information, Employee also agrees not to speak to any third-party in connection with any threatened or filed litigation, claim, investigation or subpoena without first getting the express written consent of the Company’s General Counsel, unless otherwise required by law. Employee also agrees that she will, within 48 hours of receipt of any such request, pleading, or subpoena, notify the General

Counsel of the Company to allow the Company to assert any and all available legal defenses; and
          h. promises and agrees to assist in the transition of her duties and to remain available to answer questions or provide information concerning her past employment or duties as reasonably necessary to effectuate any such transition.
     6. Remedy in Event of Employee Breach: Employee understands and agrees that the Company is providing the payments and benefits set forth in Paragraph 4 in exchange for Employee’s promises, including but not limited to Employee’s specific promises to honor and abide by the terms of the Non-Competition, Non-Disparagement, Non-Solicitation, and Non-Disclosure Provisions. If Employee breaches any of these Provisions, Employee shall be required to return all but $2,500 of the payments and benefits already made to Employee pursuant to Paragraph 4 of this Agreement and the Company shall be entitled to suspend all future payments due hereunder. Prior to demanding repayment or suspending future payments, the Company shall provide written notice to Employee specifying Employee’s breach. The Agreement shall otherwise remain in full force and effect and enforceable. This provision does not waive or in any way limit the Company’s right to seek other additional appropriate legal or equitable remedies for any breach of this Agreement.
     7. Additional Limitations on Employee’s Promises: This Agreement does not in any way: (i) limit or proscribe Employee’s non-waivable right to file a charge with the EEOC or to cross-file such a charge with a state agency (or to file a charge with another administrative agency, if, and only if, such proscription is expressly prohibited by law); (ii) require Employee to dismiss any pending charge(s) with the EEOC or cross-filed state agency charge(s) (or to dismiss a charge filed with another agency, if, and only if, such required dismissal is expressly prohibited by law); (iii) limit or proscribe Employee’s non-waivable right to participate as a witness or cooperate in any investigation by the EEOC (or to participate or cooperate with another federal or state agency, if, and only if, such proscription is expressly prohibited by law); (iv) apply to any claim arising out of conduct occurring after the date this Agreement is signed; and (v) limit or proscribe Employee’s right to file a claim to enforce the terms of this Agreement.
     8. Employee Representations Concerning Company Conduct: Unless expressly stated herein, Employee is not aware of any actions by the Company or any of the Released Parties up through and including the Separation Date that evidence: (i) any inappropriate, discriminatory, harassing, unlawful, unethical, or retaliatory conduct of any kind whatsoever (“Inappropriate Conduct”) against Employee or any other third person or entity, or (ii) any failure of the Company to reasonably investigate or respond to any complaint that Employee has made or is aware of about Inappropriate Conduct.

     9. Miscellaneous Terms: This Agreement:
          a. may be executed in multiple counterparts, each part constituting an original. A facsimile shall constitute an original copy;
          b. shall not be construed as an admission of wrongdoing on the part of the Company, Employee, or the Released Parties;
          c. if found to be unenforceable, in whole or in part, shall be modified so as to give full effect to the parties’ intentions or, if not possible, the unenforceable provision excised from the Agreement with each and every remaining portion of the Agreement remaining in full force and effect; and
          d. shall supersede any prior oral or written communications concerning the subject matter or terms of this Agreement.
     10. Employee’s Acknowledgement and Agreement: Employee understands, acknowledges and agrees that she has:
          a. carefully read and fully understands the Agreement and is signing this Agreement knowingly and voluntarily and without duress or coercion;
          b. been advised to consult with an attorney, at her own expense, prior to executing this Agreement;
          c. been given a full 21 days within which to consider the Agreement before signing it; and
          d. seven days following execution of this Agreement to revoke her acceptance of this Agreement by delivering a written notice of revocation to “Jeanne Mason, Corporate Vice President, Human Resources, Baxter Healthcare Corporation, One Baxter Parkway, Deerfield, Illinois 60015.” Employee understands that if she does not sign this Agreement and/or revokes acceptance of this Agreement within this revocation period, she is not entitled to the payment and promises set forth under Paragraph 4.

THIS AGREEMENT CONSISTING OF TEN PAGES (INCLUDING EXHIBIT A) IS ACCEPTED AND AGREED:
THIS AGREEMENT MUST BE SIGNED BY EMPLOYEE AND RETURNED TO JEANNE MASON BY OCTOBER 28, 2010. IF NOT RECEIVED BY THIS DATE, EMPLOYEE WILL BE DEEMED TO HAVE REJECTED THIS AGREEMENT AND THE PAYMENTS AND BENEFITS SET FORTH HEREIN.

/s/ Joy A. Amundson
Employee

October 21, 2010
Employee’s Date of Execution

/s/ Jeanne Mason
Authorized Company Representative

October 21, 2010
Company’s Date of Execution